UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 3, 2014

Immune Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-51290	52-1841431
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

708 Third Avenue, Suite 210, New York, New York		10591
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Employment Agreement with Chief Executive Officer

On June 4, 2014, the Company entered into an employment agreement with Daniel G. Teper, the Company’s Chief Executive Officer (the “Employment Agreement”). Under the terms of his Employment Agreement, Mr. Teper is entitled to receive an annual base salary of $260,000. His first base salary payment shall also include a sign-on bonus of $48,208 for services provided by Mr. Teper to the Company prior to June 1, 2014. In addition, Mr. Teper will be eligible to receive, subject to the Company’s board of directors’ approval, an annual incentive award, contingent upon his achievement of goals mutually agreed upon by Mr. Teper and the Company, of up to $360,000 for each calendar year of his term of employment, which may be granted in cash or in equity equivalent. Under the term of his Employment Agreement, Mr. Teper is also eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of the Company, including but not limited to, health insurance coverage in accordance with the terms of the Company’s health insurance plan. Furthermore, Mr. Teper will receive $100,000 as an annual base salary from the Company’s Israeli subsidiary, Immune Pharmaceuticals, Ltd.

The Employment Agreement is effective as of June 1, 2014 and may be terminated upon death, disability, by us with or without Cause (as defined in the employment agreement), or by Mr. Teper with or without Good Reason (as defined in the employment agreement). In the event the Employment Agreement is terminated for Good Reason by Mr. Teper, he shall be entitled to receive his base salary for a period of three (3) months. If the Employment Agreement is terminated by the Company without Cause, Mr. Teper shall be entitled to receive his base salary for a period of six (6) months. In each case, payment is contingent upon Mr. Teper’s signature of a release that is satisfactory to the Company in form and in substance. The Employment Agreement does not provide for any payments in the event that it is terminated by the Company for Cause or by Mr. Teper without Good Reason.

Furthermore, as part of his compensation, effective February 2, 2014, Mr. Teper has been granted an option to purchase 750,000 shares of Company’s common stock, at an exercise price of $2.38, the closing price of the Company’s shares of common stock on the date of the grant by the board of directors, which options vest quarterly over a three- year period, subject to acceleration in the event of (i) Change of Control; or (ii) termination by the Company without Cause, pursuant to the terms and subject to the conditions of Company's stock option plan.

As a condition of the Employment Agreement, Mr. Teper has entered into a non-disclosure and non-competition agreement with the Company. Under the terms of the non-disclosure and non-competition agreement, Mr. Teper agrees to use confidential information only as necessary within the scope of his employment to perform his duties and to not disclose any confidential information without the prior written consent of the Company. Mr. Teper also agrees not to compete with the Company during the term of his employment and for a period of twelve months following the termination of his employment. In addition, Mr. Teper agrees that all inventions are the sole and exclusive property of the Company and that he will assist the Company in perfecting, registering, maintaining and enforcing its rights in inventions.

The foregoing description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement with Mr. Teper, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of New Director

On May 29, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors of the Company, the board of directors increased the size of the Board of Directors of the Company from six to seven. In connection with the increase in the size of the board of directors and effective June 3, 2014, the board of directors appointed Mr. Gad Berdugo as an independent director to fill the newly created directorship and to hold office as a Class I director until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Berdugo will serve on the Transaction and Pricing Committee of the Board of Directors.

Mr. Berdugo will be entitled to receive the same compensation as the other non-employee directors of the Company are entitled to receive, as approved by the Board of Directors on October 10, 2013. Mr. Berdugo’s compensation shall be prorated at $13,330 from June 1, 2014 until September 30, 2014. Subject to the approval of the board of directors, Mr. Berdugo will also be entitled to receive $20,000 annually as payment for his service as chairperson of the Transaction and Pricing Committee of the Board, which shall be prorated at $6,667 from June 1, 2014 until September 30, 2014. In addition, Mr. Berdugo shall receive options to purchase 50,000 shares of common stock of the Company, to vest quarterly over a three (3) year term commencing three (3) months from the effective date of his appointment.

There are no arrangements or understandings between Mr. Berdugo and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Berdugo has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated June 6, 2014, announcing Mr. Berdugo’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1	Employment Agreement, dated June 4, 2014, by and between the Company and Mr. Daniel G. Teper.
99.1	Press release dated June 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: June 6, 2014	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer